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As filed with the Securities and Exchange Commission on July 9, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DANAOS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Republic of The Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

c/o Danaos Shipping Co. Ltd, Athens Branch
14 Akti Kondyli
185 45 Piraeus
Greece
011 030 210 419 6480
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680 (Phone)
(302) 738-7210 (Fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Finnbarr D. Murphy David A. Sirignano Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 United States of America Telephone: +1 (212) 309-6000 Facsimile: +1 (212) 309-6001	Evangelos Chatzis Chief Financial Officer c/o Danaos Shipping Co. Ltd, Athens Branch 14 Akti Kondyli 185 45 Piraeus Greece Telephone: +30 210 419 6480 Facsimile: +30 210 419 6489	James A. McDonald Maria Protopapa Skadden, Arps, Slate, Meagher and Flom (UK) LLP 40 Bank Street London E14 5DS United Kingdom Telephone: +44 20 7519 7000 Facsimile: +44 20 7519 7070

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.    ☐

Emerging growth company    ☐

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per common share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $0.01 par value per share	99,342,271	$1.75	$173,848,974.25	$21,644.20

Preferred stock purchase rights(3)	—	—	—	—

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sale prices of the Company's common stock on June 29, 2018, as reported on the New York Stock Exchange.

(3)
The preferred stock purchase rights are initially attached to and trade with the shares of our common stock registered hereby. Value attributed to such rights, if any, is reflected in the market price of our common stock.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2018

Preliminary Prospectus

Danaos Corporation

99,342,271 Shares of Common Stock

        This prospectus relates to the resale, from time to time, of up to 99,342,271 shares of common stock of Danaos Corporation (referred to herein as "we", "us", "Danaos" or the "Company"), being offered by the selling stockholders identified herein. The selling stockholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may sell shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See "Plan of Distribution" for more information on the methods of sale that may be used by the selling stockholders.

        We are not offering any common stock for sale under this prospectus, and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "DAC." On July 6, 2018, the last reported sale price of our common stock was $2.40 per share, as reported by the NYSE.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus and the "Risk Factors" section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2018.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a resale registration statement on Form F-1 that we have filed with Securities and Exchange Commission (the "SEC") pursuant to which the selling stockholders named in this prospectus may, from time to time, offer and sell the common stock covered by this prospectus in one or more offerings. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions "Where You Can Find Additional Information" and "Incorporation by Reference of Certain Documents" in this prospectus.

        We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Forward-looking Statements; Cautionary Information."

        The selling stockholders named herein will acquire the shares of common stock covered by this prospectus in accordance with the terms of the refinancing agreement we have entered into with certain of our lenders and our largest stockholder and the transactions contemplated thereby, which we refer to as the "Refinancing". We have agreed to enter into a registration rights agreement, as described herein, pursuant to which we will agree to register for resale the common stock to be beneficially owned by the selling stockholders. See the section of this prospectus entitled "The Refinancing Transactions."

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our common stock. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with these requirements, we file reports and other information as a foreign private issuer with the SEC. Those reports or other information may be inspected without charge at the locations described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC, or to file our annual report as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

        You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

        We maintain a corporate website at http://www.danaos.com. Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to, it, which means that we can disclose important information to you by referring you to those filed documents. We hereby incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018;

  •
  Our Reports on Form 6-K furnished to the SEC on June 25, 2018 (other than Exhibit 99.1 thereto) and July 9, 2018; and

  •
  Our Registration Statement on Form 8-A filed with the SEC on October 2, 2006, as amended from time to time.

        Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

        Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.danaos.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

        Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Danaos Corporation
c/o Danaos Shipping Co., Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Financial Officer

 FORWARD-LOOKING STATEMENTS; CAUTIONARY INFORMATION

        All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to the transactions contemplated by the Refinancing, including the documents expected to be entered into in connection with the Refinancing and the final terms of those agreements, operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements". In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these and other forward- looking statements included in this prospectus (and in the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and as of the date of the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

        Factors that might cause future results to differ include, but are not limited to, the following:

  •
  future operating or financial results;

  •
  pending acquisitions and dispositions, business strategies and expected capital spending;

  •
  operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

  •
  general market conditions and shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

  •
  our financial condition and liquidity, including our ability to comply with covenants in our financing arrangements and to service or refinance our outstanding indebtedness;

  •
  performance by our charterers of their obligations;

  •
  the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

  •
  our ability to obtain financing in the future to fund acquisitions and other general corporate activities;

  •
  our continued ability to enter into multi-year, fixed-rate period charters with our customers;

  •
  our ability to leverage to our advantage our manager's relationships and reputation in the containership shipping sector of the international shipping industry;

  •
  changes in governmental rules and regulations or actions taken by regulatory authorities;

  •
  potential liability from future litigation; and

  •
  other factors discussed in "Risk Factors" in this prospectus.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

v

 PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of and incorporated by reference into this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, and all documents incorporated by reference into this prospectus, including "Risk Factors" and our financial statements and the related notes, before deciding to buy our common stock.

Our Company

        We are an international owner of containerships, chartering our vessels to many of the world's largest liner companies. As of June 30, 2018, we had a fleet of 55 containerships aggregating 327,616 TEUs, making us among the largest containership charter owners in the world, based on total TEU capacity. Gemini Shipholdings Corporation ("Gemini"), in which we have a 49% minority equity interest, had a fleet of four containerships of 23,998 TEU aggregate capacity as of June 30, 2018.

        Our strategy is to charter our containerships principally under multi-year, fixed-rate period charters to a diverse group of liner companies, including many of the largest companies globally, as measured by TEU capacity. As of June 30, 2018, these customers included CMA-CGM, Yang Ming, COSCO, Hyundai Merchant Marine, ZIM Israel Integrated Shipping Services, Hapag Lloyd, Maersk, Evergreen, MSC, Ocean Network Express and KMTC; and for Gemini, NYK, Hapag Lloyd, TS Lines and SM Lines.

Our Fleet

        We deploy our containership fleet principally under multi-year charters with major liner companies that operate regularly scheduled routes between large commercial ports, although in weaker containership charter markets such as is currently prevailing we charter more of our vessels on shorter term charters so as to be available to take advantage of any increase in charter rates. As of June 30, 2018, our containership fleet was comprised of fifty-one containerships deployed on time charters, sixteen of which are scheduled to expire in 2018, and four containerships deployed on bareboat charters. The average age (weighted by TEU) of the 55 vessels in our containership fleet was approximately 9.7 years as of June 30, 2018. As of March 31, 2018, the average remaining duration of the charters for our containership fleet was 5.4 years (weighted by aggregate contracted charter hire).

        The table below provides additional information, as of June 30, 2018, about our fleet of 55 cellular containerships and the four cellular containerships owned by Gemini, in which we have a 49% equity interest.

Vessel Name	Year Built	Vessel Size (TEU)	Initial Time Charter Term(1)	Expiration of Charter(1)	Charterer
MSC Ambition (ex Hyundai Ambition)	2012	13,100	12 years	June 2024	Hyundai
Maersk Exeter (ex Hyundai Speed)	2012	13,100	12 years	June 2024	Hyundai
Maersk Enping (ex Hyundai Smart)	2012	13,100	12 years	May 2024	Hyundai
Hyundai Respect (ex Hyundai Tenacity)(2)(5)	2012	13,100	12 years	March 2024	Hyundai
Hyundai Honour (ex Hyundai Together)(2)(5)	2012	13,100	12 years	February 2024	Hyundai
Express Rome	2011	10,100	1 year	January 2019	Hapag Lloyd
Express Berlin	2011	10,100	2 years	September 2019	Yang Ming
Express Athens	2011	10,100	1 year	January 2019	Hapag Lloyd
CSCL Le Havre	2006	9,580	12 years	September 2018	COSCO
CSCL Pusan	2006	9,580	12 years	July 2018	COSCO
CMA CGM Melisande	2012	8,530	12 years	November 2023	CMA-CGM
CMA CGM Attila	2011	8,530	12 years	April 2023	CMA-CGM
CMA CGM Tancredi	2011	8,530	12 years	May 2023	CMA-CGM
CMA CGM Bianca	2011	8,530	12 years	July 2023	CMA-CGM
CMA CGM Samson	2011	8,530	12 years	September 2023	CMA-CGM
CSCL America	2004	8,468	1.0 year	June 2019	ZIM
Europe	2004	8,468	0.8 year	January 2019	COSCO
CMA CGM Moliere	2009	6,500	12 years	August 2021	CMA-CGM
CMA CGM Musset	2010	6,500	12 years	February 2022	CMA-CGM
CMA CGM Nerval	2010	6,500	12 years	April 2022	CMA-CGM
CMA CGM Rabelais	2010	6,500	12 years	June 2022	CMA-CGM
CMA CGM Racine	2010	6,500	12 years	July 2022	CMA-CGM
Priority	2002	6,402	0.2 year	August 2018	ONE
Performance	2002	6,402	1 year	May 2019	CMA-CGM
YM Seattle	2007	4,253	12 years	July 2019	Yang Ming
YM Vancouver	2007	4,253	12 years	September 2019	Yang Ming
ZIM Rio Grande	2008	4,253	12 years	May 2020	ZIM
ZIM Sao Paolo	2008	4,253	12 years	August 2020	ZIM
ZIM Kingston (ex OOCL Istanbul)	2008	4,253	12 years	September 2020	ZIM
ZIM Monaco	2009	4,253	12 years	November 2020	ZIM
ZIM Dalian (ex OOCL Novorossiysk)	2009	4,253	12 years	February 2021	ZIM
ZIM Luanda	2009	4,253	12 years	May 2021	ZIM
Derby D	2004	4,253	0.9 year	March 2019	CMA-CGM
ANL Tongala (ex Deva)	2004	4,253	0.9 year	March 2019	CMA-CGM
Dimitris C	2001	3,430	1.0 year	June 2019	CMA-CGM
Express Black Sea	2011	3,400	0.5 year	November 2018	KMTC
Express Spain	2011	3,400	1 year	November 2018	Maersk
Express Argentina	2010	3,400	0.5 year	May 2019	Maersk
Express Brazil	2010	3,400	1 year	September 2018	CMA-CGM
Express France	2010	3,400	1 year	October 2018	CMA-CGM
Singapore (ex YM Singapore)	2004	3,314	12 years	October 2019	Yang Ming
Colombo	2004	3,314	12 years	March 2019	Yang Ming
Danae C	2001	2,524	2 years	January 2020	Hapag Lloyd
MSC Zebra	2001	2,602	4 years	October 2018	MSC
Amalia C	1998	2,452	2 years	August 2019	Yang Ming
Advance (ex Hyundai Advance)	1997	2,200	0.4 year	December 2018	Evergreen
Future (ex Hyundai Future)	1997	2,200	0.5 year	July 2018	Maersk
Sprinter (ex Hyundai Sprinter)	1997	2,200	0.5 year	October 2018	Evergreen
Stride (ex Hyundai Stride)	1997	2,200	0.3 year	July 2018	Maersk
Progress C (ex Hyundai Progress)	1998	2,200	0.4 year	October 2018	Evergreen
Bridge (ex Hyundai Bridge)	1998	2,200	0.4 year	July 2018	Yang Ming
Highway (ex Hyundai Highway)	1998	2,200	0.2 year	November 2018	COSCO
Vladivostok (ex Hyundai Vladivostok)	1997	2,200	0.4 year	July 2018	Maersk

			Gemini Vessels
Lodestar (ex NYK Lodestar)(3)	2001	6,422	0.3 year	July 2018	TS Lines
NYK Leo(3)	2002	6,422	3 years	February 2019	NYK
Suez Canal(3)(4)	2002	5,610	0.5 year	November 2018	SM Lines
Genoa(3)(4)	2002	5,544	1 year	July 2018	Hapag Lloyd

			Bareboat Charter Term(1)
YM Mandate	2010	6,500	18 years	January 2028	Yang Ming
YM Maturity	2010	6,500	18 years	April 2028	Yang Ming

(1)
Earliest date charters could expire. Most charters include options for the charterers to extend their terms.

(2)
Vessels' time charters were changed to bareboat charters from May 2017 to May 2020.

(3)
Vessels acquired by Gemini, in which Danaos holds a 49% equity interest.

(4)
A subsidiary of Gemini holds a leasehold bareboat charter interest in such vessel, which was financed by and is subject to a capital lease pursuant to which such subsidiary will acquire all rights to such vessel at the end of such lease.

(5)
In connection with the Refinancing, as defined below, we will undertake to seek to sell the Hyundai Honour and the Hyundai Respect, subsequent to the consummation of the Refinancing, with the net proceeds from such sales to be applied pro rata to repay the new credit facilities secured by mortgages on such vessels.

Recent Developments

Debt Refinancing Agreement

        On June 19, 2018, we entered into a debt refinancing agreement ("RA") with certain of our lenders currently holding approximately $2.2 billion of debt maturing on December 31, 2018, as well as Danaos Investment Limited as Trustee of the 883 Trust ("DIL"), our largest stockholder, and our manager, Danaos Shipping Co. Ltd. (the "Manager"). The RA contemplates our entry into new credit facilities, and provides for a $551 million reduction in our debt, reset financial and certain other covenants, modified interest rates and amortization profiles and extended debt maturities, by approximately five years, to December 31, 2023 (or, in some cases, June 30, 2024), as described in more detail in the section of this prospectus entitled "The Refinancing Transactions—New Credit Facilities". The RA contemplates that, in connection with the Refinancing, we will issue to certain of our lenders an aggregate of 99,342,271 shares of our common stock on the closing date of the Refinancing (the "Closing Date"), representing 47.5% of our outstanding common stock giving effect to such issuance, which shares are being registered for resale, from time to time, pursuant to the registration statement of which this prospectus forms a part. The refinancing transaction (the "Refinancing") contemplated by the RA is expected to be consummated by July 31, 2018, and is subject to definitive documentation and certain closing conditions and commitments by the Company and DIL. Please read the section of this prospectus entitled "The Refinancing Transactions" as well as our Report on Form 6-K furnished to the SEC on June 25, 2018.

Preliminary Financial Results for the Three Months Ended March 31, 2018

        On June 26, 2018, we issued a press release containing our preliminary financial results for the three months ended March 31, 2018 and 2017. Please refer to our Report on Form 6-K furnished to the SEC on July 9, 2018.

        The preliminary financial results for the three months ended March 31, 2018 and 2017 incorporated by reference into this prospectus has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers S.A. has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers S.A. does not express an opinion or any other form of assurance with respect thereto.

Our Corporate Information

        Danaos Corporation, formerly Danaos Holdings Limited, was formed on December 7, 1998 under the laws of Liberia. We operate through a number of wholly-owned subsidiaries which own the vessels in our fleet. Danaos Holdings Limited was redomiciled in the Marshall Islands on October 7, 2005. In connection with the redomiciliation, the Company changed its name to Danaos Corporation. Our principal executive offices are c/o Danaos Shipping Co. Ltd., Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website is http://www.danaos.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

 THE OFFERING

Issuer	Danaos Corporation, a Marshall Islands corporation.
Common stock offered by the selling stockholders	99,342,271 shares of common stock
Common stock issued and outstanding	209,141,623 shares of common stock(1)
Selling stockholders

The selling stockholders are certain of our lenders which will be issued shares of common stock in connection with the consummation of the Refinancing. See "Principal and Selling Stockholders" for further discussion.

Determination of offering price

The selling stockholders may sell all or some of the shares of our common stock offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading "Plan of Distribution."

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of any common stock sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of any common stock by the selling stockholders. See "Use of Proceeds."

Risk factors	See "Risk Factors" included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)
Based on 109,799,352 shares of common stock outstanding on June 30, 2018 and 99,342,271 shares of common stock to be issued in connection with the Refinancing.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial and other data of Danaos Corporation and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2017. The table should be read together with Item 5. "Operating and Financial Review and Prospects" contained in our Annual Report on Form 20-F for the year ended December 31, 2017. The selected consolidated financial data of Danaos Corporation as of December 31, 2017 and 2016 and each of the three years ended December 31, 2017 is derived from our consolidated financial statements and notes thereto included in our Annual Report on Form 20-F for the year ended December 31, 2017, which have been prepared in accordance with U.S. generally accepted accounting principles, or "U.S. GAAP", and have been audited by PricewaterhouseCoopers S.A., an independent registered public accounting firm. Our selected consolidated financial data as of December 31, 2015, 2014 and 2013 and for each of the two years ended December 31, 2014 is derived from our consolidated financial statements not included or incorporated by reference herein and reflect the retrospective application of the change in accounting principle for deferred finance costs.

        Our audited consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 2017, 2016 and 2015, and the consolidated balance sheets at December 31, 2017 and 2016, together with the notes thereto, are included in "Financial Statements" contained in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference herein and should be read in their entirety.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	In thousands, except per share amounts and other data
STATEMENT OF OPERATIONS
Operating revenues	$451,731	$498,332	$567,936	$552,091	$588,117
Voyage expenses	(12,587)	(13,925)	(12,284)	(12,974)	(11,770)
Vessel operating expenses	(106,999)	(109,384)	(112,736)	(113,755)	(122,074)
Depreciation	(115,228)	(129,045)	(131,783)	(137,061)	(137,414)
Amortization of deferred drydocking and special survey costs	(6,748)	(5,528)	(3,845)	(4,387)	(5,482)
Impairment loss	—	(415,118)	(41,080)	(75,776)	(19,004)
Bad debt expense	—	(15,834)	—	—	—
General and administrative expenses	(22,672)	(22,105)	(21,831)	(21,442)	(19,458)
Gain/(loss) on sale of vessels	—	(36)	—	5,709	(449)

Income/(loss) from operations	187,497	(212,643)	244,377	192,405	272,466

Interest income	5,576	4,682	3,419	1,703	2,210
Interest expense(1)	(86,556)	(82,966)	(84,435)	(95,050)	(106,616)
Other finance expenses(1)	(4,126)	(4,932)	(4,658)	(4,687)	(4,689)
Equity income/(loss) on investments	965	(16,252)	(1,941)	—	—
Other income/(expenses), net	(15,757)	(41,602)	111	422	302
Unrealized and realized losses on derivatives	(3,694)	(12,482)	(39,857)	(98,713)	(126,150)

Total other expenses, net	(103,592)	(153,552)	(127,361)	(196,325)	(234,943)

Net income/(loss)	$83,905	$(366,195)	$117,016	$(3,920)	$37,523

PER SHARE DATA
Basic and diluted earnings/(loss) per share of common stock	$0.76	$(3.34)	$1.07	$(0.04)	$0.34
Basic and diluted weighted average number of shares (in thousands)	109,824	109,802	109,785	109,676	109,654
CASH FLOW DATA(2)
Net cash provided by operating activities	$181,073	$261,967	$271,676	$192,181	$189,025
Net cash provided by/(used in) investing activities	1,758	(9,379)	(13,292)	11,437	6,087
Net cash provided by/(used in) financing activities	(189,653)	(251,124)	(243,861)	(214,041)	(182,587)
Net increase/(decrease) in cash and cash equivalents	(6,822)	1,464	14,523	(10,423)	12,525
BALANCE SHEET DATA (at year end)
Total current assets	$125,999	$135,954	$127,570	$103,073	$126,866
Total assets(1)	2,986,396	3,127,064	3,662,121	3,802,172	4,002,644
Total current liabilities, including current portion of long-term debt	2,379,839	2,566,281	312,145	328,082	369,888
Current portion of long-term debt	2,329,601	2,504,932	269,979	178,116	146,462
Current portion of Vendor financing	—	—	—	46,530	57,388
Long-term debt, net of current portion(1)	—	—	2,470,417	2,723,984	2,901,733
Vendor financing, net of current portion	—	—	—	17,837	64,367
Total stockholders' equity	548,705	487,713	841,914	688,149	598,476
common stock shares outstanding (in thousands)	109,799	109,799	109,782	109,669	109,653
common stock at par value	1,098	1,098	1,098	1,097	1,097
OTHER DATA
Number of vessels at period end	55	55	56	56	59
TEU capacity at period end	327,616	329,588	334,239	334,239	345,179
Ownership days	20,075	20,138	20,440	20,406	22,257
Operating days	19,345	19,057	20,239	19,905	20,784

(1)
The comparative figures presented give effect to a retrospective application of the change in accounting principle for deferred finance costs as per Accounting Standards Update No. 2015-03 "Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"), which resulted in a reduction of deferred charges, total assets, long-term debt, net and total liabilities by $49,020 and $63,908 as of December 31, 2014 and 2013, respectively and the reclassification of the amortization of deferred finance costs from "Other finance expenses" to "Interest expense" of $15,431 for the year ended December 31, 2013.

(2)
Our cash flow data for the periods presented has not yet been recast for our adoption, effective as of January 1, 2018, of Accounting Standards Updates 2016-15 and 2016-18.

RISK FACTORS

        You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in "Risk Factors" contained in our Annual Report on Form 20-F for the year ended December 31, 2017, incorporated herein by reference. Set forth below are risks related to the Refinancing and our new credit facilities that we expect to enter into in connection with the Refinancing, as well as risks related to our common stock and tax considerations, which update the risk factors related to these matters contained in our Annual Report on Form 20-F for the year ended December 31, 2017 which also contains a discussion of other risks related to our company, our business and our industry. The risks described below and in any document incorporated by reference are not the only ones we face, but are those we currently consider to be the material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our common stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to our New Credit Facilities

Our new credit facilities will contain covenants and other provisions imposing operating and financial restrictions on us.

        Our new credit facilities will impose various operating and financial restrictions on us. These restrictions generally preclude us from:

  •
  creating liens on our assets, generally, unless for the equitable and ratable benefit of our existing lenders;

  •
  selling capital stock of our subsidiaries;

  •
  ordering newbuilding vessels unless the financing used for such purpose does not result in a decrease of the applicable minimum charter attached collateral coverage;

  •
  incurring new debt financing secured by vessels within the existing fleet, unless the existing debt secured thereby is repaid in full;

  •
  disposing of assets without the consent of the lenders that have loans collateralized by such assets and, in case of such approval, using the proceeds thereof for purposes other than to repay indebtedness;

  •
  using more than a limited amount of our free cash from operations for purposes other than repayment of indebtedness;

  •
  engaging in transactions that would constitute a change of control, as defined in our new credit facilities, without repaying all of our indebtedness in full;

  •
  paying dividends or repurchasing stock prior to our satisfaction of certain conditions and subject to our compliance with our credit facility covenants; or

  •
  changing our manager or certain members of our management.

        As a result, we will have reduced discretion in operating our business and may have difficulty growing our business.

Containership charter rates and vessel values may affect our ability to comply with various financial and collateral covenants in our new credit facilities.

        Our new credit facilities, which will be secured by, among other things, mortgages on our vessels, will require us to maintain specified collateral coverage ratios and satisfy financial covenants. Low containership charter rates, or the failure of our charterers to fulfill their obligations under their charters for our vessels, due to financial pressure on these liner companies from weak demand for the seaborne transport of containerized cargo or otherwise, may adversely affect our ability to comply with these covenants. The market value of containerships is sensitive to, among other things, changes in the charter markets with vessel values deteriorating in times when charter rates are falling and improving when charter rates are anticipated to rise. As a result of depressed containership market conditions, and the cancellation of eight of our charters by Hanjin Shipping in conjunction with its filing for bankruptcy court protection, we were in breach of the financial covenants in our prior financing arrangements that will be refinanced and replaced by our new credit facilities.

        Our new credit facilities are expected to contain financial covenants set at levels with which we will be initially in compliance and will require us to maintain: (i) minimum collateral to loan value coverage on a charter-free basis increasing from 57.0% as of December 31, 2018 to 100% as of September 30, 2023 and thereafter, (ii) minimum collateral to loan value coverage on a charter-attached basis increasing from 69.5% as of December 31, 2018 to 100% as of September 30, 2023 and thereafter, (iii) minimum liquidity of $30 million throughout the term of the new credit facilities, (iv) maximum consolidated net leverage ratio, declining from 7.50x as of December 31, 2018 to 5.50x as of September 30, 2023 and thereafter, (v) minimum interest coverage ratio of 2.50x throughout the term of the new credit facilities and (vi) minimum consolidated market value adjusted net worth increasing from negative $510 million as of December 31, 2018 to $60 million as of September 30, 2023 and thereafter. The RA contemplates that on the Closing Date, we will also amend the terms of our Sinosure-CEXIM credit facility and, if not repaid in full on the Closing Date, our KEXIM-ABN Amro credit facility, to align the covenants contained therein with the covenants described in the preceding sentence.

        If we are unable to meet our covenant compliance obligations under our new credit facilities, and are unable to reach an agreement with our lenders to obtain compliance waivers, our lenders could then accelerate our indebtedness and foreclose on the vessels in our fleet securing those credit facilities. Any such default could result in cross-defaults under our other credit facilities, and the consequent acceleration of the indebtedness thereunder and the commencement of similar foreclosure proceedings by other lenders. The loss of any of our vessels would have a material adverse effect on our operating results and financial condition and could impair our ability to operate our business.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities and our ability to service our outstanding indebtedness will depend on our future operating performance, including the charter rates we receive under charters for our vessels.

        We expect to have aggregate principal amount of indebtedness outstanding of approximately $1.7 billion upon consummation of the Refinancing, reflecting the $551 million reduction in our indebtedness contemplated by the RA. We may seek to incur substantial additional indebtedness, as market conditions warrant, to grow our fleet to the extent that we are able to obtain such financing and our credit facilities permit such financing. This level of debt could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms;

  •
  we will need to use a substantial portion of our free cash from operations, as required under the terms of our new credit facilities, to make principal and interest payments on our debt, reducing the funds that would otherwise be available for future business opportunities and, if permitted by our new credit facilities and reinstated by our board of directors, dividends to our stockholders;

  •
  our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

  •
  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In particular, the charter rates we obtain for our vessels, including our vessels on shorter term time charters or other charters expiring in the near future, will have a significant impact on our ability to service our indebtedness. If we do not generate sufficient cash flow to service our debt, we may be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all.

        In addition, we will not have any additional amounts available for borrowing under our credit facilities upon consummation of the Refinancing. Accordingly, we will be dependent on our cash flows from operations to meet our operating expenses and debt service obligations. If we need additional liquidity and are unable to obtain such liquidity from existing or new lenders or in the capital markets, such as the common stock offering for net proceeds of at least $50 million that we have agreed to seek to complete within 18 months of the consummation of the Refinancing, or if our new credit facilities do not permit additional debt that we require (and we are unable to obtain waivers from required lenders), we may be unable to meet our liquidity obligations which could lead to a default under our credit facilities.

        We cannot guarantee that we will be able to realize the anticipated benefits from the Refinancing. If we are unable to meet our obligations, we would need to reach another arrangement with our creditors, which may be on terms that are less favorable to us than those of the transactions contemplated by the Refinancing. Notwithstanding the completion of the Refinancing, we will remain significantly leveraged and continue to face risks associated with a highly leveraged company.

Risks Relating to Our Common Stock

The market price of our common stock has fluctuated widely and the market price of our common stock may fluctuate in the future.

        The market price of our common stock has fluctuated widely since our initial public offering in October 2006, reaching a high of $40.26 per share in 2007 and a low of $1.05 per share, most recently on April 30, 2018, and may continue to do so as a result of many factors, including the issuance of additional shares of common stock in the Refinancing, our actual results of operations and perceived prospects, the prospects of our competitors and of the shipping industry in general and in particular the containership sector, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for companies in the shipping industry, particularly the containership sector, changes in general economic or market conditions and broader market fluctuations.

        If the market price of our common stock remains below $5.00 per share our stockholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use shares of our common stock as collateral may depress demand. In addition, certain institutional investors are restricted from investing in shares priced below $5.00, which may reduce demand for our shares and could also lead to sales of shares creating downward pressure on and increased volatility in the market price of our common stock. In addition, if our share price falls below $1.00 per share for a 30-trading day period, we could be subject to delisting under NYSE rules.

We may not pay dividends on our common stock.

        Declaration and payment of any future dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit facilities, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. Under our new credit facilities to be entered into in connection with the Refinancing, we expect we will not be permitted to pay dividends until (1) we receive in excess of $50 million in net cash proceeds from offerings of our common stock following the Refinancing and (2) the payment in full of the first installment of amortization payable following the consummation of the Refinancing under each new credit facility. After these conditions are satisfied, under our new credit facilities we will be permitted to pay dividends if an event of default has not occurred and is continuing or would occur as a result of the payment of such dividend, and we remain in compliance with the financial covenants applicable to the obligors thereunder. In addition, we are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make any dividend payments. We have not paid dividends since 2008. We cannot assure you that we will dividends in the foreseeable future.

Issuances of shares of common stock in the Refinancing will, and future issuances of equity and equity related securities may, result in significant dilution and could adversely affect the market price of our common stock.

        As part of the Refinancing, we have agreed to issue 99,342,271 shares of common stock to lenders under our credit facilities, which will represent 47.5% of our issued and outstanding shares of common stock after giving effect to such issuance. The issuance will ratably dilute existing holders of our common stock

        In addition, as part of the Refinancing, we have agreed to seek to raise at least $50 million in net proceeds from a registered offering of our common stock within 18 months of the consummation of the Restructuring. See "The Refinancing Transactions—Follow-on Equity Raise; Backstop Agreement."

        We may also seek to sell additional shares in the future to satisfy our capital and operating needs and to finance further growth we would likely have to issue additional shares of common or preferred stock in addition to any additional debt we may incur. If we sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant. We have 15 million warrants outstanding which, prior to their expiration on January 31, 2019, entitle the holders of such warrants to purchase, solely on a cashless exercise basis, additional shares of our common stock, at an exercise price of $7.00 per share. We cannot predict the effect that future sales of our common stock or other equity related securities would have on the market price of our common stock.

Sales of our common stock by stockholders, or the perception that these sales may occur, especially by our directors or significant stockholders, may cause our share price to decline.

        If our stockholders, in particular our affiliates and significant stockholders, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell, the trading price of our common stock could decline. In addition, sales of these shares of common stock could impair our ability to raise capital in the future. Up to 99,342,271 of our shares of common stock may be sold pursuant to this prospectus by the selling stockholders, and there are no contractual restrictions on the sale of these shares which our lenders may elect to sell in the near term for any number of reasons. In addition, we have previously filed shelf registration statements with the SEC registering under the Securities Act an aggregate of 88,222,555 additional outstanding shares of our common stock for resale on behalf of other stockholders, including our executive officers, and granted registration rights in respect of additional shares of our common stock. In the aggregate these 186,595,110 registered shares will represent approximately 89% of our outstanding shares of common stock upon the consummation of the Refinancing. These shares may be sold in registered transactions and may also be resold subject to the requirements of Rule 144 under the Securities Act. We cannot predict the timing or amount of future sales of these shares of common stock, or the perception that such sales could occur, which may adversely affect prevailing market prices for our common stock.

Certain of our major stockholders will have significant influence over certain matters and may have interests that are different from the interests of our other stockholders.

        Certain of our major stockholders may have interests that are different from, or are in addition to, the interests of our other stockholders. In particular, DIL, which is affiliated with our Chief Executive Officer, will own approximately 32.4% of our outstanding shares of common stock immediately after the consummation of the Refinancing. In addition, after giving effect to the Refinancing, certain of our lenders will own a considerable amount of our outstanding common stock as described in "Principal and Selling Stockholders." There may be real or apparent conflicts of interest with respect to matters affecting such stockholders and their affiliates whose interests in some circumstances may be adverse to our interests.

        For so long as a stockholder continues to own a significant percentage of our common stock, it will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, during such period of time, such stockholder will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as such stockholder continues to own a significant percentage of our common stock, it may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude an unsolicited acquisition of our company. The concentration of ownership could potentially deprive you of an opportunity to receive a premium for your common stock as part of a sale of our company and might affect the market price of our common stock.

        Such a stockholder and its affiliates engage in a broad spectrum of activities. In the ordinary course of its business activities, such stockholder may engage in activities where its interests conflict with our interests or those of our stockholders. For example, it may have an interest in our pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to us and our other stockholders. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us or result in agreements that are less favorable to us than terms that would be obtained in arm's-length negotiations with unaffiliated third-parties.

As a foreign private issuer we are entitled to rely upon exemptions from certain NYSE corporate governance standards, and if we elected to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

        As a foreign private issuer, we are entitled to rely upon exemptions from many of the NYSE's corporate governance practices. To the extent we rely on any of these exemptions in the future, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Anti-takeover provisions in our organizational documents, as well as our stockholder rights plan and terms of our new credit facilities, could make it difficult for our stockholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of the shares of our common stock.

        Several provisions of our articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

        These provisions:

  •
  authorize our board of directors to issue "blank check" preferred stock without stockholder approval;

  •
  provide for a classified board of directors with staggered, three-year terms;

  •
  prohibit cumulative voting in the election of directors;

  •
  authorize the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote for those directors;

  •
  prohibit stockholder action by written consent unless the written consent is signed by all stockholders entitled to vote on the action;

  •
  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

  •
  restrict business combinations with interested stockholders.

        In addition, the amendment to our articles of incorporation that is expected, subject to stockholder approval, to become effective on or about the closing date of the Refinancing as required by the RA, will require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock in order to take certain actions, including the consummation of any merger, consolidation, spin-off or sale of all or substantially all of our or our subsidiaries' assets.

        We have adopted a stockholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the approval of our board of directors. In addition, our respective lenders under our new credit facilities to be entered into as part of the Refinancing will be entitled to require us to repay in full amounts outstanding under such credit facilities, if: (i) Dr. Coustas ceases to be both the Company's Chief Executive Officer and a director of the Company, subject to certain exceptions, (ii) the existing members of the board and the directors appointed following nomination by the existing board of directors collectively do not constitute a majority of the board of directors, (iii) Dr. Coustas and members of his family cease to collectively control more than 15% of the voting interest in the Company's outstanding capital stock or to beneficially own at least 15% and one share of the Company's outstanding capital stock, (iv) any person or persons acting in concert (other than the Coustas family) (x) holds a greater portion of the Company's outstanding capital stock than the Coustas family (other than as a direct result of the sale by the lenders of shares issued in the Refinancing) or (y) controls the Company or (vi) DIL ceases to beneficially hold the unsecured subordinated loan to the Company, if any, made in connection with the Minimum Cash Condition Backstop (as defined below).

        These anti-takeover provisions, including the provisions of our stockholder rights plan, could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Tax Risks

We may have to pay tax on U.S.-source income, which would reduce our earnings.

        Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a ship owning or chartering corporation, such as ourselves, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income and as such is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

        We believe that we and our subsidiaries have previously qualified for this statutory tax exemption and have taken that position for U.S. federal income tax reporting purposes. Given the changes in ownership of the Company upon the closing date of the Refinancing, it is uncertain as to whether we will continue to qualify for this statutory tax exemption, and there are factual circumstances beyond our control that could cause us or our subsidiaries to fail to qualify for the benefit of this tax exemption and thus to be subject to U.S. federal income tax on U.S.-source shipping income. There can be no assurance that we or any of our subsidiaries will qualify for this tax exemption for any year. For example, even assuming, as we expect will be the case, that our shares are regularly and primarily traded on an established securities market in the United States, if stockholders each of whom owns, actually or under applicable attribution rules, 5% or more of our shares own, in the aggregate, 50% or more of our shares, then we and our subsidiaries will generally not be eligible for the Section 883 exemption unless we can establish, in accordance with specified ownership certification procedures, either (i) that a sufficient number of the shares in the closely-held block are owned, directly or under the applicable attribution rules, by "qualified stockholders" (generally, individuals resident in certain non-U.S. jurisdictions) so that the shares in the closely-held block that are not so owned could not constitute 50% or more of our shares for more than half of the days in the relevant tax year or (ii) that qualified stockholders owned more than 50% of our shares for at least half of the days in the relevant taxable year. There can be no assurance that we will be able to establish such ownership by qualified stockholders for any tax year.

        If we or our subsidiaries are not entitled to the exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on our gross U.S. source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders. A number of our charters contain provisions that obligate the charterers to reimburse us for the 4% gross basis tax on our U.S. source shipping income.

If we were treated as a "passive foreign investment company," certain adverse U.S. federal income tax consequences could result to U.S. stockholders.

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of "passive income," or at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." In general, U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. If we are treated as a PFIC for any taxable year, we will provide information to U.S. stockholders to enable them to make certain elections to alleviate certain of the adverse U.S. federal income tax consequences that would arise as a result of holding an interest in a PFIC.

        While there are legal uncertainties involved in this determination, including as a result of a decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. and Subsidiaries v. United States, 565 F.3d 299 (5th Cir. 2009) which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of the foreign sales corporation rules under the U.S. Internal Revenue Code, we believe we should not be treated as a PFIC for the taxable year ended December 31, 2017. However, if the principles of the Tidewater decision were applicable to our time charters, we would likely be treated as a PFIC. Moreover, there is no assurance that the nature of our assets, income and operations will not change or that we can avoid being treated as a PFIC for subsequent years.

If we became subject to Liberian taxation, the net income and cash flows of our Liberian subsidiaries and therefore our net income and cash flows, would be materially reduced.

        A number of our subsidiaries are incorporated under the laws of the Republic of Liberia. The Republic of Liberia enacted a new income tax act effective as of January 1, 2001 (the "New Act") which does not distinguish between the taxation of "non-resident" Liberian corporations, such as our Liberian subsidiaries, which conduct no business in Liberia and were wholly exempt from taxation under the income tax law previously in effect since 1977, and "resident" Liberian corporations which conduct business in Liberia and are, and were under the prior law, subject to taxation.

        The New Act was amended by the Consolidated Tax Amendments Act of 2011, which was published and became effective on November 1, 2011 (the "Amended Act"). The Amended Act specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and are not engaged in shipping exclusively within Liberia) and that do not engage in other business or activities in Liberia other than those specifically enumerated in the Amended Act. In addition, the Amended Act made such exemption from taxation retroactive to the effective date of the New Act.

        If, however, our Liberian subsidiaries were subject to Liberian income tax under the Amended Act, they would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently our, net income and cash flows would be materially reduced. In addition, as the ultimate stockholder of the Liberian subsidiaries, we would be subject to Liberian withholding tax on dividends paid by our Liberian subsidiaries at rates ranging from 15% to 20%, which would limit our access to funds generated by the operations of our subsidiaries and further reduce our income and cash flows.

USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from any sales of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

 MARKET INFORMATION

        Since our initial public offering in October 2006, our common stock has been listed on the New York Stock Exchange under the symbol "DAC". The following table shows the high and low sales prices for our common stock during the indicated periods.

	High	Low
2013	$4.90	$2.76
2014	$7.75	$3.96
2015	$6.70	$4.56
2016 (Annual)	$6.14	$2.15
First Quarter	6.14	3.78
Second Quarter	4.35	2.70
Third Quarter	4.90	2.57
Fourth Quarter	4.40	2.15
2017 (Annual)	$3.00	$1.25
First Quarter	2.75	1.65
Second Quarter	1.85	1.25
Third Quarter	3.00	1.35
Fourth Quarter	1.75	1.40
2018 First Quarter	$1.60	$1.24
January 2018	1.60	1.30
February 2018	1.38	1.25
March 2018	1.35	1.24
2018 Second Quarter	$1.90	$1.05
April 2018	1.30	1.05
May 2018	1.45	1.15
June 2018	1.90	1.25
2018 Third Quarter (through July 6, 2018)	$2.40	$2.20
July 2018	2.40	2.20

        The last reported sale price of our common stock on the New York Stock Exchange on July 6, 2018 was $2.40 per share. On June 30, 2018, there were 109,799,352 shares of our common stock outstanding held by approximately five record holders, not including beneficial owners of shares registered in nominee or street name.

 CAPITALIZATION

        The table below sets forth our consolidated capitalization as of December 31, 2017:

  •
  on an actual basis;

  •
  on an as adjusted basis to reflect, in the period from January 1, 2018 to June 30, 2018, scheduled debt repayments of $48.4 million, of which $32.6 million relates to our 2011 bank agreement, $10.2 million relates to our Sinosure CEXIM-Citibank-ABN Amro credit facility and $5.6 million relates to our KEXIM-ABN Amro credit facility; and

  •
  on an as further adjusted basis, after giving effect to the Refinancing as described in "The Refinancing Transactions".

        This table should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2017 and "Item 5. Operating and Financial Review and Prospects" included in our Annual Report on Form 20-F filed with the SEC on March 7, 2018 and incorporated by reference herein.

	As of December 31, 2017
	Actual	As adjusted	As further adjusted
	(US Dollars in thousands)
Debt:
Total debt(1)	$2,329,601	$2,281,220	$

Stockholders' equity:
Preferred stock, par value $0.01 per share; 100,000,000 preferred shares authorized and none issued; actual, as adjusted and as further adjusted	—	—		—
Common stock, par value $0.01 per share; 750,000,000 shares authorized; 109,799,352 shares issued and outstanding actual and as adjusted; 209,141,623 shares issued and outstanding as further adjusted(2)	1,098	1,098
Additional paid-in capital	546,898	546,898
Accumulated other comprehensive loss	(114,076)	(114,076)
Retained earnings	114,785	114,785

Total stockholders' equity	548,705	548,705

Total capitalization	$2,878,306	$2,829,925	$

(1)
Net of deferred finance costs of $11.2 million. All of our indebtedness is secured.

(2)
Does not include 15 million warrants, issued in 2011, to purchase shares of common stock, at an exercise price of $7.00 per share, which expire on January 31, 2019.

 DIVIDEND POLICY

        We have not paid a dividend since 2008, when our board of directors determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry. We expect that we will not be permitted to pay dividends under our new credit facilities after the consummation of the Refinancing, until (1) we receive in excess of $50 million in net cash proceeds from offerings of common stock following the Refinancing, and (2) the payment in full of the first installment of amortization payable following the consummation of the Refinancing under each new credit facility. After these conditions are satisfied under our loan agreements, we will be permitted to pay dividends if an event of default has not occurred and is continuing or would occur as a result of the payment of such dividend, and we remain in compliance with the financial and other covenants thereunder. To the extent our new credit facilities permit us to pay dividends, any dividend payments will be subject to us having sufficient available excess cash and distributable reserves, and declaration and payment of any dividends will be at the discretion of our board of directors. We have not yet adopted a dividend policy with respect to future dividends.

        The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit facilities, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. Declaration and payment of any future dividend is subject to the discretion of our board of directors. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make any dividend payments. Please see the section entitled "Risk Factors—Risks Relating to our Common Stock" for a discussion of the risks related to dividend payments.

 THE REFINANCING TRANSACTIONS

        On June 19, 2018, we entered into a debt refinancing agreement, which is referred to herein as the "RA," with certain of our lenders, as well as DIL, our largest stockholder, and the Manager, which contemplates our entry into new credit facilities, and provides for a $551 million reduction in the Company's debt, resets financial and certain other covenants, modified interest rates and amortization profiles and extended debt maturities, by approximately five years, to December 31, 2023 (or, in some cases, June 30, 2024), as described in more detail below under "—New Credit Facilities". The Refinancing contemplated by the RA is expected to be consummated by July 31, 2018, and is subject to definitive documentation and certain closing conditions and commitments by us and DIL.

        The RA contemplates that, in connection with the Refinancing, we will issue to certain of our lenders an aggregate of 99,342,271 shares of our common stock on the Closing Date of the Refinancing, representing 47.5% of our issued and outstanding shares of common stock after giving effect to such issuance. The issuance will ratably dilute existing holders of our common stock.

        The RA also provides that we will undertake to seek to sell two of our 13,100 TEU vessels, the Hyundai Honour and the Hyundai Respect, subsequent to the consummation of the Refinancing. The net proceeds from sales of such vessels are to be applied pro rata to repay the new credit facilities secured by mortgages on such vessels, which would further reduce our outstanding debt. The current carrying value of these vessels may exceed the market value of these vessels.

        DIL and the Manager have made a number of financial and operating commitments in connection with the Refinancing, including the agreement by DIL to contribute $10 million to the Company on the Closing Date (the "DIL Equity Contribution"), and DIL has further agreed to commit to backstop, through a cash contribution pursuant to a subordinated loan agreement, any shortfall in the required minimum consolidated cash balance of $60 million required under the new credit facilities as of September 30, 2018, subject to certain limitations (the "Minimum Cash Condition Backstop"). DIL will not receive any shares of common stock or other interests in the Company as a result of the contributions and commitments described in the preceding sentence. Further commitments of DIL and the Manager are described below under "—Follow-on Equity Raise; Backstop Agreement", "—Management Agreement", "—Restrictive Covenant Agreement" and "—Stockholders Agreement."

        The RA also contemplates the implementation of certain corporate governance arrangements, as described below under "—Stockholders Agreement" and "—Articles of Incorporation."

        Set forth below is a summary of the expected principal terms of the new credit facilities and certain other agreements contemplated by the Refinancing and the RA. These agreements remain subject to definitive documentation.

New Credit Facilities

        The RA contemplates that we will enter into new credit facilities for an aggregate principal amount of approximately $1.6 billion due December 31, 2023 through an amendment and restatement or replacement of our existing credit facilities that have outstanding debt of approximately $2.2 billion maturing on December 31, 2018. The new credit facilities are expected to provide for quarterly fixed and variable amortization payments, together representing approximately 85% of actual free cash flows from the relevant vessels securing such credit facilities (calculated on a generally consistent basis to our bank agreement that we entered into with our lenders in 2011), subject to certain adjustments. The new credit facilities are expected to have maturity dates of December 31, 2023 or, in some cases, June 30, 2024 as noted below. The interest rate payable under the new credit facilities is LIBOR+2.50% (subject to a 0% floor), with subordinated tranches of two credit facilities incurring additional PIK interest of 4.00%, compounded quarterly, payable in respect of approximately $282 million principal amount thereunder, which tranches are expected to have maturity dates of June 30, 2024.

        The new credit facilities are expected to contain financial covenants requiring us to maintain: (i) minimum collateral to loan value coverage on a charter-free basis increasing from 57.0% as of December 31, 2018 to 100% as of September 30, 2023 and thereafter, (ii) minimum collateral to loan value coverage on a charter-attached basis increasing from 69.5% as of December 31, 2018 to 100% as of September 30, 2023 and thereafter, (iii) minimum liquidity of $30 million throughout the term of the new credit facilities, (iv) maximum consolidated net leverage ratio, declining from 7.50x as of December 31, 2018 to 5.50x as of September 30, 2023 and thereafter, (v) minimum interest coverage ratio of 2.50x throughout the term of the new credit facilities and (vi) minimum consolidated market value adjusted net worth increasing from negative $510 million as of December 31, 2018 to $60 million as of September 30, 2023 and thereafter.

        The new credit facilities are also expected to contain certain restrictive covenants and customary events of default, including those relating to cross-acceleration and cross-defaults to other indebtedness, non-compliance, or repudiation of security documents, material adverse changes to our business, our common stock ceasing to be listed on the NYSE (or another recognized stock exchange), foreclosure on a vessel in our fleet, a change in control of the Manager, a breach of the management agreement by the Manager and a material breach of a charter by a charterer or cancellation of a charter (unless replaced with a similar charter acceptable to the lenders) for the vessels securing the respective new credit facilities.

        A "Change of Control" will give rise to a mandatory prepayment in full of each new credit facility. A "Change of Control" of the Company for these purposes is expected to include: (i) Dr. Coustas ceases to be both the Company's Chief Executive Officer and a director of the Company, subject to certain exceptions, (ii) the existing members of the board of directors and the directors appointed following nomination by the existing board of directors collectively do not constitute a majority of the board of directors, (iii) Dr. Coustas and members of his family cease to collectively control more than 15% of the voting interest in the Company's outstanding capital stock or to beneficially own at least 15% and one share of the Company's outstanding capital stock, (iv) any person or persons acting in concert (other than the Coustas family) (x) holds a greater portion of the Company's outstanding capital stock than the Coustas family (other than as a direct result of the sale by the lenders of shares issued in the Refinancing) or (y) controls the Company or (vi) DIL ceases to beneficially hold the unsecured subordinated loan to the Company, if any, made in connection with the Minimum Cash Condition Backstop (as defined below).

        Each of the new credit facilities is expected to be secured by customary shipping industry collateral, including vessel mortgages, earnings accounts and stock pledges and to benefit from corporate guarantees.

        We will not be permitted to pay dividends under the new credit facilities, until (1) we receive in excess of $50 million in net cash proceeds from offerings of our common stock and (2) the payment in full of the first installment of amortization payable following the consummation of the Refinancing under each new credit facility entered into in connection with the RA (other than the Sinosure-CEXIM credit facility and, if not repaid in full on the Closing Date, the KEXIM-ABN AMRO credit facility). After these conditions are satisfied, we currently expect to be permitted to pay dividends unless an event of default has occurred and is continuing or would occur as a result of the payment of such dividend and as long as the obligors under each new credit facility are in compliance with covenants thereunder (including the Company's compliance with financial covenants).

Sinosure-CEXIM credit facility and KEXIM-ABN AMRO credit facility

        The RA also contemplates that on the Closing Date we will amend and restate our Sinosure-CEXIM credit facility, dated as of February 21, 2011, under which $75 million was outstanding as of May 30, 2018, including to align its financial covenants with those to be contained in the new credit facilities and provide second lien collateral to lenders under certain of the new credit facilities. The RA further contemplates that on the Closing Date we will either prepay in full all outstanding debt under the KEXIM ABN-AMRO credit facility, dated January 29, 2004, or amend the KEXIM ABN-AMRO credit facility to align its financial covenants with those contained in the new credit facilities, and on June 27, 2018, we gave notice to the lenders under this credit facility of our intention to prepay it in full on July 27, 2018.

Stockholders Agreement

        We expect to enter into a Stockholders Agreement (the "Stockholders Agreement") with those lenders that will receive shares of common stock in connection with the Refinancing and DIL, as described below.

  •
  Board of Directors.  The Stockholders Agreement will provide that our board of directors is required to consist of up to nine directors and that a majority of the board be "independent" under NYSE rules. Following the appointment of Petros Christodoulou to the board of directors on June 22, 2018, the Company's board of directors consists of the following seven directors: Dr. John Coustas, Iraklis Prokopakis, George Economou, William Repko, Myles R. Itkin, Miklós Konkoly-Thege and Petros Christodoulou.

  •
  Tag-Along Rights.  The Stockholders Agreement will provide for "tag-along" rights until (i) such time as all stockholders party to the Stockholders Agreement have had the opportunity to register their shares on an effective shelf registration statement filed with the SEC and (ii) the completion of a registered offering of common stock resulting in net proceeds to us of at least $50 million following the Closing Date. Such tag-along rights will provide, subject to certain exceptions described in the Stockholders Agreement, that upon a sale by DIL or its affiliates of common stock resulting in another person or its affiliates (other than stockholders party to the Stockholders Agreement) holding more than 15% of our issued and outstanding common stock or resulting in DIL and its affiliates holding less than 20% of our issued and outstanding common stock, each stockholder party to the Stockholders Agreement will have the right to require the proposed purchaser to purchase from it the number of shares of common stock requested to be included by such stockholder in the sale, on a pro rata basis, at a price equal to and on terms and conditions no worse than the highest price paid and most favorable terms agreed to by that proposed purchaser in the previous 12 months.

  •
  Purchases of Common Stock by DIL.  The Stockholders Agreement will provide that in the event DIL or any of its affiliates makes any offer to purchase any common stock from any stockholder party to the Stockholders Agreement (other than DIL or its affiliates, or offers made to all stockholders), DIL or such affiliate must also offer to purchase, on the same terms, the common stock owned by each stockholder party to the Stockholders Agreement, on a pro rata basis based on the ownership of common stock of stockholders exercising this right.

  •
  Dividend Reinvestment Commitment by DIL.  The Stockholders Agreement will include an undertaking by DIL that, until the earlier of the repayment or refinancing in full of the new credit facilities and December 31, 2023, it will, within six months of receipt of dividend payments from us, either (i) reinvest 50% of all such cash dividends in the manner described below, or (ii) place such amount into escrow to be released only for the purpose of such reinvestments or to DIL at the repayment or refinancing in full of all our new credit facilities. Such reinvestments will be made by way of a subscription for common stock in a public offering by us at the price offered to the public in such offering (as determined by a committee of our board of directors comprising solely of disinterested independent directors) or, if there is no such public offering during that six (6) month period, in a private placement at a price no less than the volume weighted average trading price of our common stock on the NYSE over the consecutive thirty (30) trading day period prior to such private placement and at least equal to (or greater than) the implied net asset value per share of the Company upon consummation of the private placement. The shares so issued will benefit from registration rights under the Registration Rights Agreement, described below, subject to certain limitations.

  •
  Right to Participate in Certain Equity Offerings.  Our lenders receiving shares of common stock in connection with the Refinancing, as well as DIL, will have the right to participate as a purchaser in any primary offering of shares by us, unless such holder is selling concurrently with such offering, on a pro rata basis based on the respective holder's percentage share ownership of common stock at the time of such offering, subject to customary exceptions, including for share issuances pursuant to equity compensation arrangements or as acquisition consideration.

Follow-on Equity Raise; Backstop Agreement

        We will agree to use commercially reasonable efforts to consummate an offering of common stock for aggregate net proceeds of not less than $50 million within 18 months after the Closing Date (the "Follow-on Equity Raise"). In order to facilitate the Follow-on Equity Raise, DIL has committed to enter into an agreement with us (the "Backstop Agreement") pursuant to which DIL will agree to purchase up to $10 million of common stock in such offering (at the price offered to the public in such offering, as determined by a special committee of our board of directors comprising solely of disinterested independent directors), to the extent that the proceeds from the Follow-on Equity Raise are less than $50 million. In the event that we determine not to complete a Follow-on Equity Raise within 18 months after the Closing Date or fail to do so, DIL has agreed to invest an amount equal to $10 million in common stock in a private placement at a price per share no less than the volume weighted average trading price of the common stock on the NYSE over a consecutive thirty (30) trading day period prior to such private placement, which price may be decreased by the committee of disinterested independent directors so long as such price is at least equal to (or greater than) the implied net asset value per share of the Company upon consummation of the private placement.

        If DIL fails to comply with its obligations under the Backstop Agreement, we will apply all or some of the amount of DIL's unfulfilled obligations under the Backstop Agreement as a credit towards any fees payable by us to the Manager, which is controlled indirectly by DIL, under the Management Agreement.

Registration Rights Agreement

        We will enter into a registration rights agreement with those lenders which will receive common stock in the Refinancing and DIL (the "Registration Rights Agreement"), pursuant to which we will agree to register for resale under the Securities Act the common stock held by DIL, the common stock issued to such lenders in the Refinancing, as well as shares issued to DIL pursuant to the Backstop Agreement or, generally, its dividend reinvestment obligation described in "—Stockholders Agreement" above, subject to the limitations contained therein. The Registration Rights Agreement will require us to file with the SEC a shelf registration statement to register resales of common stock received by such lenders and DIL on or prior to the Closing date and to use our commercially reasonable efforts to request the SEC declare it effective no later than 90 days after the Closing Date and maintain its effectiveness. The Registration Rights Agreement will also include provisions, effective from 90 days after the earlier to occur of the Follow-on Equity Raise until the date five years after the occurrence of the Follow-on Equity Raise: (1) providing for demand registration rights in the event there is not an effective shelf registration statement at the time, (2) requiring us to provide customary marketing assistance and cooperation in connection with any "shelf take-down" offering requested in accordance with the terms thereof and (3) providing for piggyback registration rights, with customary cutbacks, with respect to such securities.

Articles of Incorporation

        As contemplated by the RA, our board of directors has approved and adopted, and recommended that our stockholders approve and adopt at our 2018 annual meeting of stockholders to be held prior to the Closing Date, amendments to our Restated Articles of Incorporation that would require the approval of stockholders holding not less than 66-2/3% of the outstanding shares of common stock entitled to vote in order to take certain corporate actions. We would expect to file these amendments to our Restated Articles of Incorporation with the Marshall Islands registrar of corporations to become effective on or about the Closing Date. Specifically, the amendments will provide that, prior to the earlier to occur of (1) the fifth (5th) anniversary of the effective date of such amendment and (2) (x) the Company's lenders having the opportunity to register the common stock received by such lenders in the Refinancing pursuant to a shelf registration statement that has been declared effective by the SEC and (y) the consummation of a registered offering of common stock with aggregate net proceeds to the Company of at least $50.0 million following the Closing Date, the Company may not take any of the following actions without an affirmative vote by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock entitled to vote generally for the election of directors, at any annual meeting or at any special meeting: (i) amending the Company's Restated Articles of Incorporation or the bylaws in a manner that adversely affects the rights of the holders of the common stock; (ii) consummating any merger, consolidation, spin-off or sale of all or substantially all of the assets of the Company or the Company and its subsidiaries, taken as a whole; (iii) delisting the common stock such that the common stock is not listed or quoted on any of the NYSE, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors); (iv) deregistering the common stock under Section 12 of the Exchange Act; or (v) substantially changing the nature of the Company's business from the ownership, operation and management of maritime shipping assets.

Management Agreement

        In connection with the Refinancing, our Amended and Restated Management Agreement (the "Management Agreement") with the Manager is expected to be amended, including to (1) extend its term until December 31, 2024, (2) provide for the management fee offsets contemplated by the Backstop Agreement, as described above in "—Follow-on Equity Raise; Backstop Agreement," and (3) address the allocation of charter opportunities. The fees payable to the Manager pursuant to the Management Agreement will not change and shall be fixed through the term of the Management Agreement.

Restrictive Covenant Agreement

        In connection with the Refinancing, our Restrictive Covenant Agreement with Dr. Coustas, DIL and certain entities affiliated therewith (the "Coustas Entities"), is expected to be amended, including to (1) extend its term until December 31, 2024 and (2) provide that certain provisions of the agreement will cease to apply upon the occurrence of certain transactions constituting a "Change of Control" of the Company which are not within the control of Dr. Coustas or DIL, including where Dr. Coustas ceases to be both the Chief Executive Officer of the Company and a director of the Company without his consent in connection with a hostile takeover of the Company by a third party.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, by:

  •
  each of our directors and executive officers;

  •
  all of our executive officers and directors as a group;

  •
  each person known to us to beneficially own more than five percent of our common stock; and

  •
  the selling stockholders.

        The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to any of the selling stockholders named in the table below. The information concerning the selling stockholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

        Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

        The shares of common stock that may be resold under this prospectus by the selling stockholders will be issued to the selling stockholders pursuant to a private placement exemption from the registration requirements of the Securities Act, in connection with the Refinancing, as described in the section of this prospectus entitled "The Refinancing Transactions."

        The number of shares and percentage of ownership indicated in the following table is calculated using 209,141,623 shares of our common stock outstanding, based on 109,799,352 shares of common stock outstanding on June 30, 2018 and giving effect to the issuance of 99,342,271 shares of common stock in connection with the Refinancing.

        The following table sets forth information with respect to the selling stockholders and common stock beneficially owned by the selling stockholders that may be offered from time to time pursuant to this prospectus. The selling stockholders may offer all, some or none of their common stock. See "Plan of Distribution."

			Percentage of Common Stock Beneficially Owned
		Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus
	Number of Shares of Common Stock Beneficially Owned(1)		Before Offering	If Maximum Number of Shares Offered are Sold
Selling Stockholders
HSH Nordbank AG	43,942,485	43,942,485	21.01%	*
The Royal Bank of Scotland plc	35,238,185	35,238,185	16.85%	*
Credit Suisse AG	9,379,122	9,379,122	4.48%	*
Citibank(2)	5,351,386	5,351,386	2.56%	*
Piraeus Bank S.A.	4,937,357	4,937,357	2.36%	*
Aegean Baltic Bank S.A.	493,736	493,736	0.24%	*
Total	99,342,271	99,342,271	47.5%	*
Other 5% Beneficial Owners
Danaos Investment Limited as Trustee of the 883 Trust(3)	67,828,140	—	32.43%	32.43%
Sphinx Investments Corp.(4)	21,621,621	—	10.34%	10.34%
Directors and executive officers
John Coustas(5)	67,828,140	—	32.43%	32.43%
Iraklis Prokopakis	471,384	—	*	*
Evangelos Chatzis	125,000	—	*	*
Dimitris Vastarouchas	89,931	—	*	*
George Economou(4)	21,621,621	—	10.34%	10.34%
Myles Itkin	—	—	—	—
Mikos Konkoly-Thege	89,966	—	*	*
William Repko	—	—	—	—
Petros Christodoulou	—	—	—	—
All directors and executive officers as a group (9 persons)	90,223,042		43.14%	43.14%

*
Less than 1% of our outstanding common stock.

(1)
Does not include any shares underlying any warrants held by selling stockholders as of the date of this prospectus. Because the warrants are exercisable only on a cash-less basis and for $7.00 per share, based on the trading price of our common stock as of the date hereof, no shares of common stock are issuable upon exercise. The warrants expire on January 31, 2019.

(2)
Includes 4,093,948 shares of common stock to be issued to Citibank N.A., London Branch and 1,257,438 shares of common stock to be issued to Citibank Financial Products Inc.

(3)
Includes (i) 67,633,140 shares which, according to a Schedule 13D jointly filed with the SEC on August 16, 2010 by DIL and John Coustas, DIL owns and has sole voting power and sole dispositive power with respect to all such shares, and (ii) an additional 195,000 shares held by DIL which were granted to Dr. Coustas as an equity award in December 2011. The beneficiaries of the 883 Trust are Dr. Coustas and members of his family. The board of directors of DIL consists of four members, none of whom are beneficiaries of the 883 Trust or members of the Coustas family, and has voting and dispositive control over the shares held by the 883 Trust. Dr. Coustas has certain powers to remove and replace DIL as trustee of the 883 Trust. This does not necessarily imply economic ownership of the securities.

(4)
According to an Amendment No. 2 to Schedule 13D filed with the SEC on December 22, 2016, Sphinx Investments Corp. is a wholly-owned subsidiary of Maryport Navigation Corp., a Liberian company. Mr. George Economou, a member of our Board of Directors, may be deemed the beneficial owner of the shares held by Sphinx Investments Corp. The address of Sphinx Investments Corp. is c/o Mare Services Limited, 5/1 Merchants Street, Valletta, Malta.

(5)
By virtue of shares owned indirectly through DIL, which is our largest stockholder. Please see footnote (3) above for further detail regarding DIL and the 883 Trust.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Please see "Item 7. Major Shareholders and Related Party Transactions" in our Annual Report on Form 20-F for the year ended December 31, 2017 filed with the SEC on March 7, 2018 and incorporated by reference herein for a description of certain related party transactions. In addition, below is a description of certain transactions and agreements contemplated in connection with the Refinancing.

Stockholders Agreement

        See "The Refinancing Transactions—Stockholders Agreement" for further discussion.

Registration Rights Agreement

        See "The Refinancing Transactions—Registration Rights Agreement" for further discussion.

Backstop Agreement

        See "The Refinancing Transactions—Follow-on Equity Raise; Backstop Agreement" for further discussion.

Management Agreement

        For a description of our Amended and Restated Management Agreement see "Item 7. Major Shareholders and Related Party Transactions—Related Party Transactions—Management Agreement" in our Annual Report on Form 20-F filed with the SEC on March 7, 2018. In connection with the Refinancing, our Amended and Restated Management Agreement with the Manager is expected to be amended as described under "The Refinancing Transactions—Management Agreement".

Restrictive Covenant Agreement

        For a description of the Restrictive Covenant Agreement, see "Item 7. Major Shareholders and Related Party Transactions—Related Party Transactions—Restrictive Covenant Agreement" in our Annual Report on Form 20-F for the year ended December 31, 2017 filed with the SEC on March 7, 2018. In connection with the Refinancing, our Restrictive Covenant Agreement with Dr. Coustas, DIL and the other Coustas Entities is expected to be amended as described under "The Refinancing Transactions—Restrictive Covenant Agreement".

 DESCRIPTION OF OUR CAPITAL STOCK

        The following summaries of certain provisions of our articles of incorporation and our bylaws do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our restated articles of incorporation, as amended, and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our restated articles of incorporation, as amended, and amended and restated bylaws.

Authorized Capital

        Under our articles of incorporation, our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, of which, as of June 30, 2018, 109,799,352 shares were issued and outstanding and fully paid, and 100,000,000 shares of blank check preferred stock, $0.01 par value per share, of which, as of June 30, 2018, no shares were issued and outstanding and fully paid. One million shares of the blank check preferred stock have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below under "—Stockholder Rights Plan." All of our shares of stock are in registered form. Giving effect to the issuance of common stock contemplated by the Refinancing, we will have 209,141,623 shares of common stock outstanding.

  Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

  Blank Check Preferred Stock

        Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 100,000,000 shares of blank check preferred stock, of which 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below under "—Stockholder Rights Plan." Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Warrants

        In 2011, we issued an aggregate of 15,000,000 warrants to our lenders to purchase, solely on a cash-less exercise basis, an aggregate of 15,000,000 shares of our common stock, which warrants have an exercise price of $7.00 per share. All warrants will expire on January 31, 2019.

        As a result of the warrants being exercisable solely on a cash-less basis, the number of shares of common stock that would be issuable upon such an exercise will generally be reduced. For instance, in the event 100 warrants were exercised at the current exercise price of $7.00 per share at a time when the applicable fair market value (defined in the warrant agreement to be, generally, the average of the closing price of our common stock over the preceding five trading days) of our common stock was $10.00 per share, 30 shares of our common stock would be issuable rather than 100 shares of our common stock. We will not receive any cash proceeds upon the exercise of warrants.

        The number of shares of our common stock issuable upon exercise of a warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

  •
  shares of the Company's common stock; or

  •
  options, warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock of the Company at an exercise price below the then current market price per share of the common stock.

        An adjustment will also be made in the event of a combination, subdivision or reclassification of the common stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be at least one percent (1%). No adjustments will be made for issuances under the Company's equity compensation plan, as amended or supplemented, which provides for issuances of up to six percent (6%) of the Company's outstanding common stock.

Stockholders Agreement

        The Company expects to enter into a Stockholders Agreement with those lenders that will receive shares of common stock in connection with the Refinancing and DIL, as described under "The Refinancing Transactions—Stockholders Agreement".

Articles of Incorporation and Bylaws

        Our purpose is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating containerships, drybulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the board of directors. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

  Directors

        Our directors are elected by a plurality of the votes cast at each annual meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. Our board of directors currently consists of seven members: Dr. John Coustas, Iraklis Prokopakis, George Economou, William Repko, Myles R. Itkin, Miklos Konkoly-Thege and Petros Christodoulou, who was appointed to the board of directors on June 22, 2018. The Stockholders Agreement we expect to enter into in connection with the Refinancing, described above, contains certain provisions relating to the composition of our Board of Directors.

        The board of directors may change the number of directors to not less than two, nor more than 15, by a vote of a majority of the entire board, subject to the terms of the Stockholders Agreement described above. Each director shall be elected to serve until the third succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the board created by death, resignation, removal (which may only be for cause), or failure of the stockholders to elect the entire class of directors to be elected at any election of directors or for any other reason, may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at any regular meeting of the board of directors. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

  Dissenters' Rights of Appraisal and Payment

        Under the Marshall Islands Business Corporations Act, or the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and to receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of such stockholder's shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands in which our Marshall Islands office is situated or in any appropriate jurisdiction outside the Marshall Islands in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

  Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

  Supermajority Stockholder Approval

        As contemplated by the RA, the Company's board of directors has approved, and recommended that the Company's stockholders approve at the Company's 2018 annual meeting of stockholders, an amendment to the Company's Restated Articles of Incorporation to require supermajority stockholder approval to take certain actions, which amendment we would expect to file with the Marshall Islands registrar of corporations and thereby become effective on or about the Closing Date. Specifically, the amendment will provide that, prior to the earlier to occur of (1) the fifth (5th) anniversary of the effective date of such amendment and (2) (x) the Company's lenders having the opportunity to register the common stock received by such lenders in the Refinancing pursuant to a shelf registration statement that has been declared effective by the SEC and (y) the consummation of sales of common stock with aggregate net proceeds to the Company of at least $50.0 million following the Closing Date, the Company may not take any of the following actions without an affirmative vote by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock entitled to vote generally for the election of directors, at any annual meeting or at any special meeting: (i) amending the Company's Restated Articles of Incorporation or the bylaws in a manner that adversely affects the rights of the holders of the common stock; (ii) consummating any merger, consolidation, spin-off or sale of all or substantially all of the assets of the Company or the Company and its subsidiaries, taken as a whole; (iii) delisting the common stock such that the common stock is not listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors); (iv) deregistering the common stock under Section 12 of the Exchange Act; or (v) substantially changing the nature of the Company's business from the ownership, operation and management of maritime shipping assets.

Anti-takeover Provisions of our Charter Documents

        Several provisions of our restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Classified Board of Directors

        Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

  Election and Removal of Directors

        Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called by our board of directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

  Business Combinations

        Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested stockholders," we have included these provisions in our articles of incorporation. Specifically, our restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

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  any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

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  any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested stockholder is determined, and the affiliates and associates of such person.

        Subject to certain exceptions, a business combination includes, among other things:

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  certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all our assets, determined on a consolidated basis, or the aggregate value of all our outstanding stock;

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  certain transactions that result in the issuance or transfer by us of any stock of the Company or any direct or indirect majority-owned subsidiary of the Company to the interested stockholder;

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  any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested stockholder or any affiliate or associate of the interested stockholder; and

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  any receipt by the interested stockholder of the benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

        These provisions of our articles of incorporation do not apply to a business combination if:

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  before a person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

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  at or following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder;

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  the stockholder was or became an interested stockholder prior to our initial public offering;

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  a stockholder became an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between our company and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

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  the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

  (i)
  a merger or consolidation of our company (except for a merger in respect of which, pursuant to the BCA, no vote of the stockholders of our company is required);

  (ii)
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of our company or of any direct or indirect majority-owned subsidiary of our company (other than to any direct or indirect wholly-owned subsidiary or to our company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of our company determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

  (iii)
  a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Stockholder Rights Plan

General

        Each share of our common stock includes a right that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A Participating Preferred Stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, which, as amended, expires on December 17, 2018. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

        The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our stockholders prior to our initial public offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Detachment of the Rights

        The rights are attached to all shares of our outstanding common stock and will attach to all common stock that we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as described below. The rights will separate from the common stock and a rights distribution date will occur, subject to specified exceptions, on the earlier of the following two dates:

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  10 days following a public announcement that a person or group of affiliated or associated persons or an "acquiring person" has acquired or obtained the right to acquire beneficial ownership of 20% or more of our outstanding common stock; or

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  10 business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an "acquiring person."

        Existing stockholders prior to our initial public offering and their affiliates are excluded from the definition of "acquiring person" for purposes of the rights, and therefore their ownership or future share acquisitions cannot trigger the rights. In addition, certain share acquisitions approved by our board of directors, including the acquisitions expected to occur in connection with the Refinancing, are also excluded from triggering the rights as a result of those transactions. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

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  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

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  any new shares of common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person. If a flip-in event occurs and we do not redeem the rights as described under the heading "—Redemption of Rights" below, each right, other than any right that has become void, as described below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

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  we are acquired in a merger or other business combination transaction; or

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  50% or more of our assets, cash flows or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "—Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of such right.

Antidilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundredth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise. The rights agreement reserves us the right to require, prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, that a number of rights must be exercised so that we will issue only whole shares of stock.

Redemption of Rights

        At any time until 10 days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

        We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to:

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  any person other than our existing stockholders becoming the beneficial owner of common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors; or

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  the occurrence of a flip-over event.

Amendment of Terms of Rights

        While the rights are outstanding, we may amend the provisions of the rights agreement only as follows:

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  to cure any ambiguity, omission, defect or inconsistency;

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  to make changes that do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

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  to shorten or lengthen any time period under the rights agreement, except that we cannot change the time period when rights may be redeemed or lengthen any time period, unless such lengthening protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

        At any time when no rights are outstanding, we may amend any of the provisions of the rights agreement, other than decreasing the redemption price.

Registrar and Transfer Agent

        The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

        The selling stockholders may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

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  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

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  an exchange distribution in accordance with the rules of any stock exchange on which our common stock are listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  privately negotiated transactions;

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  short sales, either directly or with a broker-dealer or affiliate thereof;

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  through the writing of options on the common stock, whether or not the options are listed on an options exchange;

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  through loans or pledges of the common stock to a broker-dealer or an affiliate thereof;

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  by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

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  through the distribution by any selling stockholder to its partners, members or stockholders;

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  one or more underwritten offerings on a firm commitment or best efforts basis; and

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  any combination of any of these methods of sale.

        For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified amount of our common stock at a stipulated price per share. If the broker-dealer is unable to sell the common stock acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

        In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also short sell common stock and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may also sell common stock pursuant to Rule 144 under the Securities Act.

        We do not know of any arrangements by the selling stockholders for the sale of our common stock.

        To the extent required under the Securities Act, the aggregate amount of selling stockholders' common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' common stock for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

        The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

        We agreed to register the common stock under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        We will not receive any proceeds from sales of any common stock by the selling stockholders.

        We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

 TAXATION

  Marshall Islands Tax Considerations

        We are a Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and our stockholders will not be subject to Marshall Islands taxation or withholding on dividends and other distributions, including upon a return of capital, we make to our stockholders. In addition, our stockholders, who do not reside in, maintain offices in or engage in business in the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common stock, and such stockholders will not be required by the Republic of The Marshall Islands to file a tax return relating to the common stock.

        Each stockholder is urged to consult their tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of their investment in us. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of them.

  Liberian Tax Considerations

        The Republic of Liberia enacted a new income tax act effective as of January 1, 2001 (the "New Act"). In contrast to the income tax law previously in effect since 1977, the New Act does not distinguish between the taxation of "non-resident" Liberian corporations, such as our Liberian subsidiaries, which conduct no business in Liberia and were wholly exempt from taxation under the prior law, and "resident" Liberian corporations which conduct business in Liberia and are (and were under the prior law) subject to taxation.

        The New Act was amended by the Consolidated Tax Amendments Act of 2011, which was published and became effective on November 1, 2011 (the "Amended Act"). The Amended Act specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and are not engaged in shipping exclusively within Liberia) and that do not engage in other business or activities in Liberia other than those specifically enumerated in the Amended Act. In addition, the Amended Act made such exemption from taxation retroactive to the effective date of the New Act.

        If, however, our Liberian subsidiaries were subject to Liberian income tax under the Amended Act, they would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently our, net income and cash flow would be materially reduced. In addition, as the ultimate stockholder of the Liberian subsidiaries we would be subject to Liberian withholding tax on dividends paid by our Liberian subsidiaries at rates ranging from 15% to 20%.

  United States Federal Income Tax Considerations

        The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are in effect and available and subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. We have no current intention of maintaining such an office. References in this discussion to "we" and "us" are to Danaos Corporation and its subsidiaries on a consolidated basis, unless the context otherwise requires.

  United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, operating or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "United States-source shipping income."

        Shipping income attributable to transportation that both begins and ends in the United States is generally considered to be 100% from sources within the United States. We do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

        Shipping income attributable to transportation exclusively between non-United States ports is generally considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        In the absence of exemption from tax under Section 883 of the Code, our gross United States-source shipping income and that of our vessel-owning or vessel-operating subsidiaries, unless determined to be effectively connected with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed without allowance for deductions as described below.

  Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code, we and our vessel-owning or vessel-operating subsidiaries will be exempt from United States federal income taxation on United States-source shipping income if:

  1.
  we and such subsidiaries are organized in foreign countries (our "countries of organization") that grant an "equivalent exemption" to corporations organized in the United States; and

  2.
  either

          (a)   more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test"; or

          (b)   our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

        We believe, based on Revenue Ruling 2008-17, 2008-12 IRB 626, and, in the case of the Marshall Islands, an exchange of notes between the United States and the Marshall Islands, 1990-2 C.B. 321, in the case of Liberia, an exchange of notes between the United States and Liberia, 1988-1 C.B. 463, in the case of Cyprus, an exchange of notes between the United States and Cyprus, 1989-2 C.B. 332 and, in the case of Malta, an exchange of notes between the United States and Malta, 1997-1 C.B. 314, (each an "Exchange of Notes"), that the Marshall Islands, Liberia, Cyprus and Malta, the jurisdictions in which we and our vessel-owning and vessel-operating subsidiaries are incorporated, grant an "equivalent exemption" to United States corporations. Therefore, we believe that we and our vessel-owning and vessel-operating subsidiaries will be exempt from United States federal income taxation with respect to United States-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. While we believe that we have previously satisfied the 50% Ownership Test, it may be difficult for us to continue to satisfy the 50% Ownership Test due to the public trading of our stock, following the consummation of the Refinancing, because the 883 Trust will no longer own more than 50% of our shares. Our ability to satisfy the Publicly-Traded Test is discussed below.

        The Section 883 regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a particular country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. For 2017, our common stock, which is the sole class of our issued and outstanding stock, was "primarily traded" on the New York Stock Exchange. We expect that that will also be the case following the consummation of the Refinancing and for subsequent taxable years, but no assurance can be given that this will be the case, or that we otherwise will be eligible for the Publicly-Traded Test.

        Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market. We refer to this as the "listing threshold". Since our common stock is our sole class of stock we satisfied the listing threshold for 2017 and expect to continue to do so for subsequent taxable years.

        It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe that we satisfied the trading frequency and trading volume tests for 2017. We expect to continue to satisfy these requirements following the consummation of the Refinancing and for subsequent taxable years, but no assurance can be given that this will be the case. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as was the case for 2017 and may be the case with our common stock for subsequent taxable years, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of such class of our outstanding shares of the stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, which we refer to as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        More than 50% of our shares of common stock are currently owned, and following the consummation of the Refinancing, more than 50% of our shares of common stock may be owned, by 5% stockholders. For any period that this is the case, we will be subject to the 5% Override Rule unless we can establish that among the shares included in the closely-held block of our shares of common stock there are a sufficient number of shares of common stock that are owned or treated as owned by "qualified stockholders" such that the shares of common stock included in such block that are not so treated could not constitute 50% or more of the shares of our common stock for more than half the number of days during the taxable year. In order to establish this, such qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. For these purposes, a "qualified stockholder" includes (i) an individual that owns or is treated as owning shares of our common stock and is a resident of a jurisdiction that provides an exemption that is equivalent to that provided by Section 883 of the Code and (ii) certain other persons. There can be no assurance that we will not be subject to the 5 Percent Override Rule with respect to any taxable year.

        After giving effect to the Refinancing, approximately 32.4% of our shares will be treated, under applicable attribution rules, as owned by the 883 Trust whose ownership of our shares will be attributed, during his lifetime, to John Coustas, our chief executive officer, for purposes of Section 883. Dr. Coustas has entered into an agreement with us regarding his compliance, and the compliance of certain entities that he controls and through which he owns our shares, with the certification requirements designed to substantiate status as qualified stockholders. In certain circumstances, including circumstances where Dr. Coustas ceases to be a "qualified stockholder" or where the 883 Trust transfers some or all of our shares that it holds, Dr. Coustas' compliance, and the compliance of certain entities that he controls or through which he owns our shares, with the terms of the agreement with us will not enable us to satisfy the requirements for the benefits of Section 883. Following Dr. Coustas' death, there can be no assurance that our shares that are treated, under applicable attribution rules, as owned by the 883 Trust will be treated as owned by a "qualified stockholder" or that any "qualified stockholder" to whom ownership of all or a portion of such ownership is attributed will comply with the ownership certification requirements under Section 883.

        Accordingly, there can be no assurance that we or any of our vessel-owning or vessel-operating subsidiaries will qualify for the benefits of Section 883 for any taxable year.

        To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since, under the sourcing rules described above, we expect that no more than 50% of our shipping income would be treated as being derived from United States sources, we expect that the maximum effective rate of United States federal income tax on our gross shipping income would never exceed 2% under the 4% gross basis tax regime. Many of our charters contain provisions obligating the charter to reimburse us for amounts paid in respect of the 4% tax with respect to the activities of the vessel subject to the charter.

        To the extent the benefits of the Section 883 exemption are unavailable and our United States-source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 21%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

        Our U.S.-source shipping income, other than leasing income, will be considered "effectively connected" with the conduct of a United States trade or business only if:

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  we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

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  substantially all (at least 90%) of our U.S.-source shipping income, other than leasing income, is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for operating that begin or end in the United States.

        Our U.S.-source shipping income from leasing will be considered "effectively connected" with the conduct of a U.S. trade or business only if:

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  we have, or are considered to have a fixed place of business in the United States that is involved in the meaning of such leasing income; and

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  substantially all (at least 90%) of our U.S.-source shipping income from leasing is attributable to such fixed place of business.

        For these purposes, leasing income is treated as attributable to a fixed place of business where such place of business is a material factor in the realization of such income and such income is realized in the ordinary course of business carried on through such fixed place of business. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

        Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be so structured that it will be considered to occur outside of the United States unless any gain from such sale is expected to qualify for exemption under Section 883.

United States Federal Income Taxation of United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The discussion that follows deals only with common stock that are held by a United States Holder as capital assets, and does not address the treatment of United States Holders that are subject to special tax rules.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners in a partnership holding our common stock are encouraged to consult their tax advisor.

Distributions with Respect to Common Stock

        Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as passive category income or, in the case of certain types of United States Holders, general category income for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes. Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a "United States Individual Holder") should be treated as "qualified dividend income" that is taxable to such United States Individual Holders at preferential tax rates provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under "—PFIC Status and Material U.S. Federal Tax Consequences"); and (3) the United States Individual Holder owns the common stock for more than 60 days in the 121- day period beginning 60 days before the date on which the common stock becomes ex-dividend. Special rules may apply to any "extraordinary dividend". Generally, an extraordinary dividend is a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in a share of common stock paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a United States Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

        There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed to a United States Individual Holder at the standard ordinary income rates.

        Legislation has been previously introduced that would deny the preferential rate of federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for the benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country which has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted in its current form the preferential rate of federal income tax described above may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with certainty whether or in what form legislation of this sort might be proposed, or enacted.

Sale, Exchange or other Disposition of Common Stock

        Assuming we do not constitute a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition.

        Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A United States Holder's ability to deduct capital losses is subject to certain limitations.

PFIC Status and Material U.S. Federal Tax Consequences

        Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. In general, we will be treated as a PFIC in any taxable year in which, after applying certain look-through rules, either:

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute "passive income" unless we are treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        We may hold, directly or indirectly, interests in other entities that are PFICs ("Subsidiary PFICs"). If we are a PFIC, each United States Holder will be treated as owning its pro-rata share by value of the stock of any such Subsidiary PFICs.

        While there are legal uncertainties involved in this determination, we believe that we should not be treated as a PFIC for the taxable year ended December 31, 2017. We believe that, although there is no legal authority directly on point, the gross income that we derive from time chartering activities of our subsidiaries should constitute services income rather than rental income. Consequently, such income should not constitute passive income and the vessels that we or our subsidiaries operate in connection with the production of such income should not constitute passive assets for purposes of determining whether we are a PFIC. The characterization of income from time charters, however, is uncertain. Although there is older legal authority supporting this position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes, the United States Court of Appeals for the Fifth Circuit held in Tidewater Inc. and Subsidiaries v. United States, 565 F.3d 299; (5th Cir. 2009), that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of the "foreign sales corporation" rules under the Code. The IRS has stated that it disagrees with and will not acquiesce to the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. However, the IRS's statement with respect to the Tidewater decision was an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would agree with the Tidewater decision. However, if the principles of the Tidewater decision were applicable to our time charters, we would likely be treated as a PFIC. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our assets, income and operations will not change, or that we can avoid being treated as a PFIC for any taxable year.

        If we were to be treated as a PFIC for any taxable year, a United States Holder would be required to file an annual report with the IRS for that year with respect to such holder's common stock. In addition, as discussed more fully below, if we were to be treated as a PFIC for any taxable year, a United States Holder of our common stock would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

        If a United States Holder makes a timely QEF election with respect to our common stock, which United States Holder we refer to as an "Electing Holder," for United States federal income tax purposes each year the Electing Holder must report his, her or its pro-rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Generally, a QEF election should be made on or before the due date for filing the electing United States Holder's U.S. federal income tax return for the first taxable year in which our common stock is held by such United States Holder and we are classified as a PFIC. The Electing Holder's adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company and any Subsidiary PFIC are treated as PFICs by filing one copy of IRS Form 8621 with his, her or its United States federal income tax return and a second copy in accordance with the instructions to such form. If we were to become aware that we were to be treated as a PFIC for any taxable year, we would notify all United States Holders of such treatment and would provide all necessary information to any United States Holder who requests such information in order to make the QEF election described above with respect to our common stock and the stock of any Subsidiary PFIC.

Taxation of United States Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock is treated as "marketable stock," a United States Holder of our common stock would be allowed to make a "mark-to-market" election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder also would be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his, her or its common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States

Holder. A mark-to-market election under the PFIC rules with respect to our common stock would not apply to a Subsidiary PFIC, and a United States Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that Subsidiary PFIC. Consequently, United States Holders of our common stock could be subject to the PFIC rules with respect to income of the Subsidiary PFIC, the value of which already had been taken into account indirectly via mark-to-market adjustments.

Taxation of United States Holders Not Making a Timely QEF or Mark- to-Market Election

        Finally, if we were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock) and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

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  the amount allocated to the current taxable year or to any portion of the United States Holder's holding period prior to the first taxable year for which we were a PFIC would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        If we were treated as a PFIC for any taxable year, a U.S. Holder that owns our shares would be required to file an annual information return with the IRS reflecting such ownership, regardless of whether a QEF election or a mark-to-market election had been made.

        If a United States Holder held our common stock during a period when we were treated as a PFIC but the United States Holder did not have a QEF election in effect with respect to us, then in the event that we failed to qualify as a PFIC for a subsequent taxable year, the United States Holder could elect to cease to be subject to the rules described above with respect to those shares by making a "deemed sale" or, in certain circumstances, a "deemed dividend" election with respect to our common stock. If the United States Holder makes a deemed sale election, the United States Holder will be treated, for purposes of applying the rules described in the preceding paragraph, as having disposed of our common stock for their fair market value on the last day of the last taxable year for which we qualified as a PFIC (the "termination date"). The United States Holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

        If we were treated as a "controlled foreign corporation" for United States tax purposes for the taxable year that included the termination date, then a United States Holder could make a deemed dividend election with respect to our common stock. If a deemed dividend election is made, the United States Holder is required to include in income as a dividend his, her or its pro-rata share (based on all of our stock held by the United States Holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described in the second preceding paragraph. The United States Holder would increase his, her or its basis in our common stock by the amount of the deemed dividend. Following a deemed dividend election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we will generally be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, common stock having 10% or more of the total voting power of our common stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our common stock.

        A deemed sale or deemed dividend election must be made on the United States Holder's original or amended return for the stockholder's taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

United States Federal Income Taxation of "Non-United States Holders"

        A beneficial owner of common stock that is not a United States Holder and is not treated as a partnership for United States federal income tax purposes is referred to herein as a "Non-United States Holder."

  Dividends on Common Ctock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

  Sale, Exchange or Other Disposition of Common Stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, or an exercise of warrants, unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non- United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States; or

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  the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends (with respect to the common stock) and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, in the case of a corporate Non-United States Holder, such holder's earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to a non-corporate United States holder will be subject to information reporting requirements and backup withholding tax if such holder:

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  fails to provide an accurate taxpayer identification number;

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  is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

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  in certain circumstances, fails to comply with applicable certification requirements.

        Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If a holder sells our common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the holder certifies that it is a non-United States person, under penalties of perjury, or the holder otherwise establishes an exemption. If a holder sells our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States, information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a holder sells our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

        Backup withholding tax is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such stockholder's income tax liability by filing a refund claim with the IRS.

        EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR COMMON STOCK IN LIGHT OF THE INVESTOR'S OWN CIRCUMSTANCES.

EXPENSES

        The following table sets forth the costs and expenses payable by us in connection with registering the common stock that may be sold by selling stockholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee		$21,644.20
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar fees	$
Miscellaneous	$

Total	$

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the common stock offered hereby and certain other legal matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson, P.C. Certain other legal matters relating to United States law will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Danaos Corporation

P R O S P E C T U S

                        , 2018

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The Registrant is a Marshall Islands corporation. Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

        A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

        Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 60 of the BCA. In this regard, the Registrant has entered into employment agreements with its chief executive officer, chief operating officer and chief financial officer which provide that the Registrant will maintain directors' and officers' liability insurance policies during the term of such executive's employment and for five years thereafter at a level, and on terms and conditions, no less favorable than the coverage the Registrant provides other similarly-situated executives so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum.

        The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. In this regard, the Registrant's Bylaws provide that such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate, and the board of directors may authorize the Registrant's legal counsel to represent a present or former director or officer in any action, suit or proceeding, whether or not the Registrant is a party to such action, suit or proceeding. The Registrant's Bylaws further provide for indemnification of directors and officers on the basis described above as being permitted by Section 60 of the BCA and provide, to the extent authorized from time to time by the board of directors of the Registrant, rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to directors and officers of Registrant.

        The Articles of Incorporation of the Registrant provide that no director shall have personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but the liability of a director is not limited or eliminated (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have not issued any securities which were not registered under the Securities Act.

        The shares to be offered by the selling stockholders and registered under this registration statement will be issued pursuant to a private placement exempt from registration under Section 4(a)(2) of the Securities Act or pursuant to Regulation S under the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

  The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
3.1		Restated Articles of Incorporation of Danaos Corporation (incorporated by reference to the Company's Form 6-K filed with the SEC on July 29, 2010)

3.2	*	Articles of Amendment to Restated Articles of Incorporation

3.3		Amended and Restated Bylaws of Danaos Corporation (incorporated by reference to the Company's Form 6-K filed with the SEC on September 23, 2009)

4.1		Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1 (Reg. No. 333-137459) filed with the SEC on September 19, 2006)

4.2		Amended and Restated Warrant Agreement, dated as of May 10, 2011, between Danaos Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to the Company's Report on Form 6-K filed with the SEC on May 10, 2011)

5.1	*	Opinion of Reeder & Simpson, P.C. regarding the validity of the common stock

Exhibit Number		Description
5.2	*	Opinion of Morgan, Lewis & Bockius LLP, U.S. counsel to the Company

10.1	*	Stockholders Agreement

10.2	*	Backstop Agreement

10.3	*	Registration Rights Agreement

10.5	*	Amended and Restated Management Agreement with Danaos Shipping Co. Ltd.

10.6	*	Amended Restrictive Covenant Agreement between Danaos Corporation and Dr. John Coustas

10.7		Stockholder Rights Agreement and Amendment No. 1 (incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 8, 2011)

10.8		Stockholder Rights Agreement Amendment No. 2 (incorporated by reference to the Company's Report on Form 6-K filed with the SEC on September 16, 2016)

10.9		Stockholder Rights Agreement Amendment No. 3 (incorporated by reference to the Company's Report on Form 6-K filed with the SEC on December 16, 2016)

10.10		Stockholder Rights Agreement Amendment No. 4 (incorporated by reference to the Company's Report on Form 6-K filed with the SEC on December 15, 2017)

10.11		Stockholder Rights Agreement Amendment No. 5*

10.12		2006 Equity Compensation Plan (incorporated by reference to the Company's Registration Statement on Form F-1 (Reg. No. 333-137459) filed with the SEC September 19, 2006)

10.13		Amendment No. 1 to 2006 Equity Compensation Plan (incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 6, 2017)

10.14		Directors' Share Payment Plan (incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2008 filed with the SEC on July 13, 2009)

10.15		Registration Rights Agreement, dated as of March 2, 2011, between Danaos Corporation and the warrant holders identified on the signature pages thereto (incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 8, 2011)

10.16		Form of Subscription Agreement, including the Form of Registration Rights Agreement attached thereto as Schedule B, for August 2010 common stock sale (incorporated by reference to the Company's Report on Form 6-K filed with the SEC on August 27, 2010)

10.17		Shareholders Agreement, dated as of August 5, 2015, by and among Gemini Shipholdings Corporation, Virage International Ltd. and Danaos Corporation (incorporated by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2015 and filed with the SEC on March 15, 2016)

21.1		Subsidiaries of Danaos Corporation (incorporated by reference to Exhibit 8 to the Company's Annual Report on Form 20-F for the year ended December 31, 2017 filed with the SEC on March 7, 2018)

23.1		Consent of PricewaterhouseCoopers S.A., an independent registered public accounting firm

23.2	*	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1)

23.3	*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)

24.1		Power of Attorney (included on signature page)

*
To be filed by amendment.

(b)
Financial Statement Schedules.

        All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant's consolidated financial statements and related notes thereto.

Item 9.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) below is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

  5.
  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  6.
  That, for the purpose of determining liability of a registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on this 9th day of July, 2018.

DANAOS CORPORATION
By:	/s/ EVANGELOS CHATZIS Evangelos Chatzis Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints John Coustas, Iraklis Prokopakis and Evangelos Chatzis, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Name	Title	Date

/s/ JOHN COUSTAS John Coustas	Chairman, President and Chief Executive Officer (principal executive officer)	July 9, 2018
/s/ IRAKLIS PROKOPAKIS Iraklis Prokopakis	Chief Operating Officer and Director	July 9, 2018
/s/ EVANGELOS CHATZIS Evangelos Chatzis	Chief Financial Officer (principal financial officer and principal accounting officer)	July 9, 2018
/s/ PETROS CHRISTODOULOU Petros Christodoulou	Director	July 9, 2018

Signature and Name	Title	Date

/s/ GEORGE ECONOMOU George Economou	Director	July 9, 2018
/s/ MYLES R. ITKIN Myles R. Itkin	Director	July 9, 2018
/s/ MIKLÓS KONKOLY-THEGE Miklós Konkoly-Thege	Director	July 9, 2018
/s/ WILLIAM REPKO William Repko	Director	July 9, 2018

 Authorized Representative in the United States

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant's duly authorized representative has signed this registration statement on Form F-1 in Newark, Delaware on this 9th day of July, 2018.

PUGLISI & ASSOCIATES
By:	/s/ GREG LAVELLE
	Name:	Greg Lavelle
	Title:	Managing Director